UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 16, 2013

LIGHTING SCIENCE GROUP CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-20354	24-2596710
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Building 2A, 1227 South Patrick Drive, Satellite Beach, Florida 32937

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (321) 779-5520

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 240.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02	Unregistered Sales of Equity Securities.

On October 16, 2013, Lighting Science Group Corporation (the “Company”) issued an aggregate of 1,449 shares of its Series J Convertible Preferred Stock, par value $0.001 per share (the “Series J Preferred Stock”) at a price of $1,000 per share (the “Stated Value”), or $1,449,000 in the aggregate (the “Issuance”). The Company entered into a Preferred Stock Subscription Agreement with each of Continental Casualty Company (“CCC”), UVE Partners LLC (“UVE”) and LJH Partners, L.P. (“LJH” and, collectively with CCC and UVE, the “Purchasers”), pursuant to which CCC, UVE and LJH purchased 1,337, 100 and 12 shares of Series J Preferred Stock, respectively. The shares of Series J Preferred Stock were issued to the Purchasers pursuant to the preemptive rights of the holders of the Company’s Series H Convertible Preferred Stock, par value $0.001 per share, and Series I Convertible Preferred Stock, par value $0.001 per share, in connection with the Company’s offering of Series J Preferred Stock previously disclosed in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on September 13, 2013. The Issuance reduced the number of shares of Series J Preferred Stock that affiliates of Pegasus Capital Advisors, L.P. are required to purchase pursuant to that certain Series J Subscription Agreement dated September 11, 2013 by and between the Company, RW LSG Holdings LLC, PCA LSG Holdings, LLC and LSGC Holdings II LLC.

Each share of Series J Preferred Stock is convertible at any time, at the election of the holder thereof, into the number of shares of the Company’s common stock, par value $0.001 per share, equal to the quotient obtained by dividing (a) the Stated Value by (b) the $0.95 conversion price, subject to adjustment in accordance with the terms of the certificate of designation setting forth the designations, preferences, voting rights and other special rights of the Series J Preferred Stock. The shares of Series J Preferred Stock were issued to the Purchasers pursuant to the exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933, as amended, and the safe harbors for sales provided by Regulation D promulgated thereunder. There were no underwriting discounts or commissions paid in connection with such issuances.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIGHTING SCIENCE GROUP CORPORATION

Date: October 21, 2013	By:	/s/ Thomas C. Shields
	Name:	Thomas C. Shields
	Title:	Chief Financial Officer